UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 24, 2016

iStar Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-15371	95-6881527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas, 39th Floor New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 24, 2016, iStar Inc. announced that Geoffrey G. Jervis will join iStar as its Chief Operating Officer and Chief Financial Officer, effective June 15, 2016.  From July 2014 to February 2016, Mr. Jervis was the Chief Financial Officer of STAG Industrial, Inc. (NYSE: STAG).  From 2005 to 2013, Mr. Jervis served as the Chief Financial Officer of Blackstone Mortgage Trust, Inc. (NYSE: BXMT) and its predecessor, Capital Trust, Inc. (NYSE: CT).  From 2012 to 2013, Mr. Jervis also served as the Chief Financial Officer and a member of the investment committee of BXMT Advisors L.L.C., a managing director of The Blackstone Group L.P. and the Chief Financial Officer of Blackstone Real Estate Debt Strategies.  Before joining Blackstone in 2012, Mr. Jervis was also the Chief Financial Officer of CTIMCO, a commercial real estate investment manager and rated special servicer that was wholly owned by Capital Trust and acquired by affiliates of Blackstone in December 2012.  Mr. Jervis, 45, received a B.A. in History from Vanderbilt University, and an honors (Beta Gamma Sigma) M.B.A. from Columbia Business School.

Mr. Jervis will succeed David DiStaso as iStar’s Chief Financial Officer.  Mr. DiStaso will remain with iStar as a senior advisor through December 31, 2016.

Mr. Jervis’ compensation arrangements will include:

• Annual Base Salary:	$500,000

• Annual Bonus:	Participation in iStar’s annual incentive bonus program with a minimum guaranteed bonus of $500,000 for 2016 (pro rated for his time at iStar) and 2017.

• Incentive Awards:

Grant of 100,000 restricted stock units that will vest in 20% increments at the start of employment and on each annual anniversary date thereafter; and 2.5 points in the 2015/2016 series of iStar’s Performance Incentive Plan, subject to the vesting and other terms of that Plan.

• Participation in iStar’s standard benefits and welfare plans for senior executives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

iSTAR INC.

Date: May 24, 2016	By:	/s/ Jay Sugarman
Jay Sugarman
Chairman and Chief Executive Officer